Exhibit 33.1

Management’s Assertion Regarding Compliance with Applicable Servicing Criteria

1.	AmeriCredit Financial Services, Inc. (“AFSI”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the year ended December 31, 2016 (the “Reporting Period”), as set forth in Appendix A hereto. The transactions covered by this report include publicly issued auto loan asset-backed securities transactions for which we acted as servicer involving auto loans (the “Platform”). The individual asset-backed transactions that we have defined as constituting the Platform are included in Appendix B.

2.	AFSI has engaged vendors, which are not servicers as defined in Item 1101(j) of Regulation AB, to perform specific, limited or scripted activities (the “Vendors”), and AFSI elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to each such Vendor’s activities as set forth in Appendix A hereto. AFSI has policies and procedures in place to provide reasonable assurance that each such Vendor’s activities comply in all material respects with the servicing criteria or portion of the servicing criteria applicable to each such Vendor.

3.	Except as set forth in paragraph 4 below, AFSI used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to access compliance with the applicable servicing criteria.

4.	The criteria listed in the column titled “Inapplicable Servicing Criteria” in Appendix A hereto are inapplicable to AFSI based on the activities it performs, directly or through its Vendors, with respect to the Platform

5.	AFSI has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2016 and for the Reporting Period with respect to the Platform taken as a whole.

6.	AFSI has not identified and is not aware of any material instance of noncompliance by the Vendors with regard to the Applicable Servicing Criteria, as of December 31, 2016, and for the Reporting Period with respect to the Platform taken as a whole.

7.	AFSI has not identified any material deficiencies in our policies and procedures to monitor the compliance by the Vendors with the Applicable Servicing Criteria, as of December 31, 2016, and for the Reporting Period with respect to the Platform taken as a whole.

8.	Deloitte & Touche LLP, a registered public accounting firm has issued an attestation report with respect to our foregoing assessment of compliance as of and for the Reporting Period.

AmeriCredit Financial Services, Inc.

By:	/s/ Chris A Choate
Name:	Chris A Choate
Title:	Executive Vice President and
Chief Financial Officer
Date:	March 15, 2017

By:	/s/ Connie Coffey
Name:	Connie Coffey
Title:	Executive Vice President, Corporate
Controller and Chief Accounting Officer
Date:	March 15, 2017

By:	/s/ Ellen Billings
Name:	Ellen Billings
Title:	Senior Vice President and
North America Controller
Date:	March 15, 2017

APPENDIX A

Reference	Servicing Criteria	Performed Directly by AFSI	Performed by Vendors for which GMF is the Responsible Party	Performed by the Indenture Trustee	Inapplicable Servicing Criteria

General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements	XX

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities	XX

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained	XX

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.				XX

1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	XX

Cash Collection and Administration

1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements		XX	XX

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	XX		XX

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charges for such advances, are made, reviewed and approved as specified in the transaction agreements				XX

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements	XX		XX

1122(d)(2)(v)	Each custodial account in maintained, at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution that meets the requirements of Rule 13K-1(b)(1) of the Securities Exchange Act	XX

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access				XX

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. The reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements	XX

Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with the timeframes and other terms set for the in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with the investors’ or trustee’s records as to the total unpaid principal balance and number of pool assets serviced the Servicer	XX

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements	XX		XX

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements	XX

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements	XX		XX

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements for related pool assets	XX	XX

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	XX	XX

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with the any conditions or requirements in the transaction agreements	XX

1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related (pool asset) documents	XX	XX

1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance	XX

1122(d)(4)(vi)	Changes with respect to there terms or status of an obligor’s pool assets (e.g.; loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents	XX

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g.; forbearance plans, modification and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements	XX

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and described the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g.; illness or unemployment)	XX

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents				XX

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at lease an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with the applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements		XX

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements		XX

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.		XX

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements		XX

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements	XX

1122(d)(4)(xv)	Any external enhancement or other support identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements	XX

Appendix B: Asset Backed Transactions constituting the Platform

	Trustee	Securitization
1	Wells Fargo	AmeriCredit Automobile Receivables Trust 2011-4
2	Wells Fargo	AmeriCredit Automobile Receivables Trust 2011-5
3	Wells Fargo	AmeriCredit Automobile Receivables Trust 2012-1
4	Wells Fargo	AmeriCredit Automobile Receivables Trust 2012-2
5	Wells Fargo	AmeriCredit Automobile Receivables Trust 2012-3
6	Wells Fargo	AmeriCredit Automobile Receivables Trust 2012-4
7	BONY	AmeriCredit Automobile Receivables Trust 2012-5
8	BONY	AmeriCredit Automobile Receivables Trust 2013-1
9	Citibank	AmeriCredit Automobile Receivables Trust 2013-2
10	Citibank	AmeriCredit Automobile Receivables Trust 2013-3
11	Wells Fargo	AmeriCredit Automobile Receivables Trust 2013-4
12	BONY	AmeriCredit Automobile Receivables Trust 2013-5
13	BONY	AmeriCredit Automobile Receivables Trust 2014-1
14	Citibank	AmeriCredit Automobile Receivables Trust 2014-2
15	Citibank	AmeriCredit Automobile Receivables Trust 2014-3
16	BONY	AmeriCredit Automobile Receivables Trust 2014-4
17	BONY	AmeriCredit Automobile Receivables Trust 2015-1
18	Citibank	AmeriCredit Automobile Receivables Trust 2015-2
19	Citibank	AmeriCredit Automobile Receivables Trust 2015-3
20	BONY	AmeriCredit Automobile Receivables Trust 2015-4
21	BONY	AmeriCredit Automobile Receivables Trust 2016-1
22	Citibank	AmeriCredit Automobile Receivables Trust 2016-2
23	Citibank	AmeriCredit Automobile Receivables Trust 2016-3
24	BONY	AmeriCredit Automobile Receivables Trust 2016-4